UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 1, 2021

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Cassava Sciences, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	000-29959	91-1911336
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7801 N Capital of Texas Highway, Suite 260

Austin, Texas 78731

(Address of principal executive offices, including zip code)

(512) 501-2444

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SAVA	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2021, Cassava Sciences, Inc. (the “Company”) announced the appointment of James W. Kupiec, MD, as its Chief Clinical Development Officer, effective immediately. Prior to joining the Company, Dr. Kupiec worked for over 30 years in drug development at Pfizer, Sanofi and Ciba-Geigy, all multinational pharmaceutical companies. Dr. Kupiec previously served as VP, Global Clinical Leader for Parkinson’s Disease and Clinical Head of the Neuroscience Research Unit for Pfizer, Inc., in Cambridge, MA. He joined Pfizer in 2000 after seven years with Sanofi, and two years with Ciba-Geigy Pharmaceuticals. During his 17-year career at Pfizer, Dr. Kupiec had extensive governance, business development, alliance and leadership responsibilities. He and his team focused on developing potential disease-modifying and symptomatic therapies for Alzheimer’s disease and other neurodegenerative disorders. As a Global Project Leader and Clinical Head, Dr. Kupiec created and implemented global drug development strategies, met with worldwide regulatory authorities, and co-chaired numerous joint development committees with other pharmaceutical companies. After leaving Pfizer in 2017, Dr. Kupiec was an independent consultant to biotechnology companies and, most recently, served as Chief Medical Officer for a biotechnology company focused on antibody therapeutics for neurodegenerative disorders, where he had responsibility for clinical and biomarker strategies. Dr. Kupiec earned his BS with Honors in Biochemistry at Stony Brook University and his MD from the Albert Einstein College of Medicine. He completed his residency training at the Strong Memorial Hospital, University of Rochester School of Medicine, and is certified by the American Board of Internal Medicine.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Dr. Kupiec and any of the Company’s directors or executive officers, and there is no arrangement or understanding between Dr. Kupiec and any other person pursuant to which he was appointed as an officer of the Company. Dr. Kupiec does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Pursuant to the terms of an employment agreement, executed on January 1, 2021 (the “Employment Agreement”), between the Company and Dr. Kupiec, the Company will pay Dr. Kupiec an annual base salary of $375,000 beginning on January 4, 2021 (the “Effective Date”). The Employment Agreement provides that on the Effective Date, Dr. Kupiec will be added as a participant in the Company’s 2020 Cash Incentive Bonus Plan.

If Dr. Kupiec is terminated without cause or is subject to a “constructive dismissal” at any time following the date that is six (6) months following the Effective Date, he will be entitled to (i) continued payment of his base salary as then in effect for a period of three (3) months following the date of termination and (ii) he will be entitled to continued employment benefits through COBRA premiums paid by the Company, until the earlier of three (3) months after termination or the time that he obtains employment with another entity. If Dr. Kupiec is terminated without cause after a “Change in Control” (as defined in the Employment Agreement), he will be paid his regular base salary, and he will continue to receive employment benefits, for a period of twelve (12) months following his last date of employment provided he signs and does not revoke an employment separation and release agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s press release announcing the appointment of Dr. Kupiec as the Company’s Chief Clinical Development Officer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are being furnished as part of this report.

Exhibit No.	Description
10.1	Employment Agreement, executed on January 1, 2021, by and between Cassava Sciences, Inc. and Dr. James Kupiec
99.1	Press Release issued by Cassava Sciences, Inc. on January 4, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CASSAVA SCIENCES, INC.
a Delaware corporation

Date: January 6, 2021
	By:	/s/ ERIC J. SCHOEN
Eric J. Schoen
Chief Financial Officer